SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        One Liberty Properties, Inc.
             ------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, $1.00 Par Value
             ------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    6822406103
             ------------------------------------------------------
                                 (CUSIP NUMBER)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).





- --------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      EQSF ADVISERS, INC.

      (EIN 13-3354359)

- --------------------------------------------------------------
- --------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- --------------------------------------------------------------
- --------------------------------------------------------------
  3   SEC USE ONLY

- --------------------------------------------------------------
- --------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                   NEW YORK CORPORATION

- --------------------------------------------------------------
- --------------------------------------------------------------
                   5 SOLE VOTING POWER

                           296,500
   NUMBER OF     ---------------------------------------------
                 ---------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               NONE
                 ---------------------------------------------
                 ---------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                296,500

                 ---------------------------------------------
                 ---------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           NONE
- --------------------------------------------------------------
- --------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           296,500
- --------------------------------------------------------------
- --------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- --------------------------------------------------------------
- --------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.31%
- --------------------------------------------------------------
- --------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IA
- --------------------------------------------------------------




- --------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      M.J. WHITMAN ADVISERS, INC.

      (EIN 13-3686379)

- --------------------------------------------------------------
- --------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- --------------------------------------------------------------
- --------------------------------------------------------------
  3   SEC USE ONLY

- --------------------------------------------------------------
- --------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK CORPORATION

- --------------------------------------------------------------
- --------------------------------------------------------------
                  5 SOLE VOTING POWER

                                   11,600
   NUMBER OF     ---------------------------------------------
                 ---------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                        NONE
                 ---------------------------------------------
                 ---------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                         11,600
                 ---------------------------------------------
                 ---------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                                    NONE
- --------------------------------------------------------------
- --------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

         11,600
- --------------------------------------------------------------
- --------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- --------------------------------------------------------------
- --------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         -0-
- --------------------------------------------------------------
- --------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         IA
- --------------------------------------------------------------




- --------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           MARTIN J. WHITMAN

- --------------------------------------------------------------
- --------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [  ]
        (b)  [  ]
- --------------------------------------------------------------
- --------------------------------------------------------------
  3   SEC USE ONLY

- --------------------------------------------------------------
- --------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
- --------------------------------------------------------------
- --------------------------------------------------------------
                   5 SOLE VOTING POWER

   NUMBER OF               NONE  (SEE ITEM 4)
                 ---------------------------------------------
                 ---------------------------------------------
                   6 SHARED VOTING POWER
     SHARES
                           NONE
  BENEFICIALLY
    OWNED BY
                 ---------------------------------------------
                 ---------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER

   REPORTING               NONE  (SEE ITEM 4)
                 ---------------------------------------------
                 ---------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                           NONE
- --------------------------------------------------------------
- --------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           -0-    (SEE ITEM 4)
- --------------------------------------------------------------
- --------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [  ]

- --------------------------------------------------------------
- --------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
- --------------------------------------------------------------
- --------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IN
- --------------------------------------------------------------


ITEM 1.

     (A) NAME OF ISSUER:

         One Liberty Properties, Inc. (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR,IF NONE, RESIDENCE:

         60 Cuttermill Road, Great Neck, NY 11021
ITEM 2.

     (A) NAME OF PERSON FILING:

         This  schedule  is  being  jointly  filed  by EQSF
Advisers,   Inc.  ("EQSF"),  M.J.  Whitman  Advisers,  Inc.
("MJWA")  and  Martin  J.  Whitman,   the  Chief  Executive
Officer  of EQSF and MJWA and  controlling  person  of EQSF
and MJWA.  (EQSF,  MJWA and Martin J. Whitman are sometimes
collectively   referred   to   hereinafter   as   "Filer").
Attached  hereto  as an  exhibit  is a copy  of  the  joint
Schedule 13G filing agreement among the reporting persons.

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New
York, New York 10017-2023.

     (C) CITIZENSHIP:

         The citizenship or place of organization of each of the reporting persons is as follows:

         EQSF

         New York State Corporation.

         MJWA

         New York State Corporation.

         MARTIN J. WHITMAN

         United States Citizen.

     (D) TITLE OF CLASS OF SECURITIES:

         Common Stock, $1.00 par value per share.

     (E) CUSIP NUMBER:

         682406103

ITEM 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (E) Investment Adviser registered under section 203 OF THE INVESTMENT ADVISERS ACT OF 1940 (EQSF and MJWA).

ITEM 4.  OWNERSHIP.

         (a)& (b) EQSF beneficially owns 296,500 shares, or 5.31% of the class of securities of the issuer.

         (c)    (i) EQSF: 296,500
                    MJWA:  11,000

               (ii) Not applicable.

              (iii) EQSF: 296,500
                    MJWA:  11,600

               (iv) Not applicable.

     Mr. Whitman disclaims beneficial ownership of all such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Third Avenue Real Estate Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of 296,500 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                August 12, 2002
                           ---------------------------
                              (Date)




                           EQSF ADVISERS, INC.

                           BY:/S/ MARTIN J. WHITMAN
                              ------------------------
                              Martin J. Whitman
                              Chairman, and Chief Executive Officer


                           M.J. WHITMAN ADVISERS, INC.

                           BY:/S/  MARTIN J. WHITMAN
                              ----------------------
                              Martin J. Whitman
                              Chairman and Chief Investment Officer



                              /S/  MARTIN J. WHITMAN
                              -----------------------
                              Martin J. Whitman, President